Exhibit 10(b).

[On Michael J. McMennamin’s Huntington Bancshares Incorporated Letterhead]

January 27, 2005

Mahesh Sankaran
[Address]

Re: Payment Upon Termination of Employment

Dear Mahesh:

     This letter confirms Huntington Bancshares Incorporated’s (hereinafter “Huntington”) offer to compensate you in the event your employment is terminated by Huntington without cause on or prior to February 28, 2006. As we have discussed, in order to help ensure a smooth transition into new employment, Huntington has agreed to provide you with the following payments if your employment terminates without cause on or prior to February 28, 2006.

     1. Because you will not be eligible for a 2005 Management Incentive Plan (MIP) bonus payment if your employment terminates prior to the date payment is made in 2006, Huntington agrees to pay you one hundred thirty-seven thousand five hundred dollars ($137,500), which is an amount equivalent to the 2005 MIP bonus target that you would be eligible to receive if you were actively working on the day of bonus payment. This bonus will be paid to you at the same time bonuses are paid to all active associates, and all applicable withholdings and deductions will be made from the bonus payment at the time it is paid.

     2. Huntington agrees to pay you two hundred seventy-five thousand dollars ($275,000), minus all applicable withholdings and deductions, which is an amount equal to your annual salary. This amount will be paid to you within thirty (30) days of your last day of employment with Huntington.

     As previously noted, these payments will be made in the event your employment is terminated without cause by Huntington on or prior to February 28, 2006. For purposes of this Agreement, the term “Cause” is defined to be identical to the definition contained in your Executive Agreement. Please note that if a “Change of Control” (as defined in the Executive Agreement) of the Corporation occurs on or prior to February 28, 2006, your eligibility for benefits under this Agreement will cease, and your right to benefits upon termination of employment will be governed solely by your Executive Agreement. Please also note that nothing in this Agreement alters or changes your at-will employment status with Huntington.

     I believe that the above information accurately reflects the agreement we reached regarding these payments. If you agree, please sign below acknowledging your agreement and acceptance of these payment terms.

     Mahesh, I want to again express how excited we are to have you join our team. We look forward to the start of your employment with Huntington.

Sincerely,

/s/ Michael J. McMennamin
Michael McMennamin Vice Chairman

I agree that I have read this letter in its entirety, fully understand it, and am in full accord and agreement with the terms contained herein.

January 28, 2005	/s/ Mahesh Sankaran
Date	Mahesh Sankaran

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